Exhibit 1.1

EXECUTION VERSION

41,000,000 Shares

FREEPORT-MCMORAN COPPER & GOLD INC.

Common Stock

Underwriting Agreement

March 22, 2007

Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated
J.P. Morgan Securities Inc.
   as Representatives of the
   several Underwriters listed
   in Schedule 1 hereto
c/o Merrill Lynch, Pierce, Fenner & Smith
                             Incorporated
4 World Financial Center
250 Vesey Street
New York, New York 10080

Ladies and Gentlemen:

     Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), an aggregate of 41,000,000 shares of common stock, par value $0.10 per share, of the Company (the “Underwritten Shares”) and, at the option of the Underwriters, up to an additional 6,150,000 shares of common stock, par value $0.10 per share, of the Company (the “Option Shares”). The Underwritten Shares and the Option Shares are herein referred to as the “Shares”. The Shares of common stock, par value $0.10 per share, of the Company to be outstanding after giving effect to the sale of the Shares are herein referred to as the “Stock”.

     The Company hereby confirms its agreement with the several Underwriters concerning the purchase and sale of the Shares, as follows:

     1. Registration Statement. The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), a registration statement on Form S-3 (File No. 333-140997), including a prospectus (the “Basic Prospectus”) relating to the securities to be issued from time to time by the Company, including the Shares. The Company has also filed, or proposes to file, with the Commission pursuant to Rule 424 under the Securities Act a prospectus supplement specifically relating to the Shares (the “prospectus supplement”). The registration statement, as amended at the time it becomes effective, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Securities Act to be part of the registration statement at the time of its effectiveness (“Rule 430 Information”), is referred to herein as the “Registration Statement”; and as used herein, the term “Prospectus” means the Basic Prospectus as supplemented by the prospectus supplement specifically relating to the Shares in the form first used (or made available upon request of purchasers pursuant to Rule 173 under the Securities Act) in connection with confirmation of sales of the Shares and the term “Preliminary Prospectus” means the preliminary prospectus supplement specifically relating to the Shares together with the Basic Prospectus. If the Company has filed an abbreviated registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement. Any reference in this Agreement to the Registration Statement, the Basic Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act, as of the effective date of the Registration Statement or the date of such Preliminary Prospectus or the Prospectus, as the case may be and any reference to “amend”, “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include any documents filed after such date under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Registration Statement and the Prospectus.

     At or prior to the time when sales of the Shares were first made (the “Time of Sale”), the Company had prepared the following information (collectively the “Time of Sale Information”): a Preliminary Prospectus dated March 19, 2007, and each “free-writing prospectus” (as defined pursuant to Rule 405 under the Securities Act) listed on Annex A hereto as constituting part of the Time of Sale Information.

     2. Purchase of the Shares by the Underwriters. (a) The Company agrees to issue and sell the Shares to the several Underwriters as provided in this Agreement, and each Underwriter, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective number of Underwritten Shares set forth opposite such Underwriter’s name in Schedule 1 hereto at a price per share (the “Purchase Price”) of $59.7187.

     In addition, the Company agrees to issue and sell the Option Shares to the several Underwriters as provided in this Agreement, and the Underwriters, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, shall have the option to purchase, severally and not jointly, from the Company the Option Shares at the Purchase Price.

     If any Option Shares are to be purchased, the number of Option Shares to be purchased by each Underwriter shall be the number of Option Shares which bears the same ratio to the aggregate number of Option Shares being purchased as the number of Underwritten Shares set forth opposite the name of such Underwriter in Schedule 1 hereto (or such number increased as set forth in Section 10 hereof) bears to the aggregate number of Underwritten Shares being purchased from the Company by the several Underwriters, subject, however, to such adjustments to eliminate any fractional Shares as the Representatives in their sole discretion shall make.

     The Underwriters may exercise the option to purchase the Option Shares at any time in whole, or from time to time in part, on or before the thirtieth day following the date of this Agreement, by written notice from the Representatives to the Company. Such notice shall set forth the aggregate number of Option Shares as to which the option is being exercised and the date and time when the Option Shares are to be delivered and paid for which may be the same date and time as the Closing Date (as hereinafter defined) but shall not be earlier than the Closing Date nor later than the tenth full business day (as hereinafter defined) after the date of such notice (unless such time and date are postponed in accordance with the provisions of Section 10 hereof). Any such notice shall be given at least two business days prior to the date and time of delivery specified therein.

     (b) The Company understands that the Underwriters intend to make a public offering of the Shares as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Shares on the terms set forth in the Prospectus. The Company acknowledges and agrees that the Underwriters may offer and sell Shares to or through any affiliate of an Underwriter and that any such affiliate may offer and sell Shares purchased by it to or through any Underwriter.

     (c) Payment for the Shares shall be made by wire transfer in immediately available funds to the account specified by the Company to the Representatives in the case of the Underwritten Shares, at the offices of Cravath, Swaine & Moore LLP at 9:00 A.M. New York City time on March 28, 2007, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing or, in the case of the Option Shares, on the date and at the time and place specified by the Representatives in the written notice of the Underwriters’ election to purchase such Option Shares. The time and date of such payment for the Underwritten Shares is referred to herein as the “Closing Date” and the time and date for such payment for the Option Shares, if other than the Closing Date, is herein referred to as the “Additional Closing Date”.

     Payment for the Shares to be purchased on the Closing Date or any Additional Closing Date, as the case may be, shall be made against delivery to the Representatives for the respective accounts of the several Underwriters of the Shares to be purchased on such date in definitive form registered in such names and in such denominations as the Representatives shall request in writing not later than two full business days prior to the Closing Date or any Additional Closing Date, as the case may be, with any transfer taxes payable in connection with the sale of the Shares duly paid by the Company. The certificates for the Shares will be made available for inspection and packaging by the Representatives at the office of Merrill Lynch, Pierce, Fenner & Smith Incorporated set forth above not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date or any Additional Closing Date, as the case may be.

     (d) The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representatives or any other Underwriter shall have any responsibility or liability to the Company with respect thereto. Any review by the Representatives or any other Underwriter of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives or such Underwriter and shall not be on behalf of the Company.

     3. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter that:

     (a) Preliminary Prospectus. No order preventing or suspending the use of any Preliminary Prospectus has been issued by the Commission, and each Preliminary Prospectus, at the time of filing thereof, complied in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Preliminary Prospectus.

     (b) Time of Sale Information. The Time of Sale Information, at the Time of Sale did not, and at the Closing Date and as of any Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in such Time of Sale Information. No statement of material fact included in the Prospectus has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Prospectus has been omitted therefrom.

     (c) Issuer Free Writing Prospectus. Neither the Company nor any of its subsidiaries (including any of its respective agents and representatives, other than the Underwriters in their capacity as such) have prepared made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Shares (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Securities Act or Rule 134 under the Securities Act, (ii) the Preliminary Prospectus, (iii) the Prospectus, (iv) the documents listed on Annex A hereto constituting part of the Time of Sale Information and (v) any electronic roadshow or other written communications, in each case approved in writing in advance by the Representatives. Each such Issuer Free Writing Prospectus complied in all material respects with the Securities Act, has been, or will be (within the time period specified in Rule 433) filed in accordance with the Securities Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus filed prior to the first use of such Issuer Free Writing Prospectus, did not, and at the Closing Date and as of any Additional Closing Date, as the case may be, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in any Issuer Free Writing Prospectus.

     (d) Registration Statement and Prospectus. The Registration Statement is an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act that has been filed with the Commission not earlier than three years prior to the date hereof; and no notice of objection of the Commission to the use of such registration statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act has been received by the Company. No order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceeding for that purpose or pursuant to Section 8A of the Securities Act against the Company or related to the offering has been initiated or threatened by the Commission; as of the applicable effective date of the Registration Statement and any amendment thereto, the Registration Statement complied and will comply in all material respects with the Securities Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and as of the date of the Prospectus and any amendment or supplement thereto and as of the Closing Date and as of any Additional Closing Date, as the case may be, the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement and the Prospectus and any amendment or supplement thereto.

     (e) Incorporated Documents. The documents incorporated by reference in the Registration Statement, the Prospectus and the Time of Sale Information, when they were filed with the Commission conformed in all material respects to the requirements of the Exchange Act, of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Prospectus or the Time of Sale Information, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (f) Financial Statements. The financial statements of the Company and its subsidiaries and of Phelps Dodge Corporation (“Phelps Dodge”) and its subsidiaries and the related notes thereto included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of (i) the Company and its consolidated subsidiaries, in the case of the financial statements of the Company and its subsidiaries, and (ii) Phelps Dodge and its consolidated subsidiaries, in the case of the financial statements of Phelps Dodge and its subsidiaries, in each case as of the dates indicated and the results of their respective operations and the changes in their respective cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except as otherwise disclosed in the financial statement footnotes, and the supporting schedules included or incorporated by reference in the Registration Statement present fairly the information required to be stated therein; the other financial information included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus has been derived from the accounting records of the Company and its subsidiaries or Phelps Dodge and its subsidiaries, as the case may be, and presents fairly the information shown thereby; and the pro forma financial information and the related notes thereto included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus have been prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Registration Statement, the Time of Sale Information and the Prospectus.

     (g) No Company Material Adverse Change. Except for (i) the merger of Panther Acquisition Corporation, a wholly-owned subsidiary of the Company, with and into Phelps Dodge (the “Merger”) pursuant to an agreement and plan of merger dated as of November 18, 2006, as amended by Amendment No. 1 thereto, dated as of January 17, 2007, (together with the schedules and exhibits thereto, the “Merger Agreement”), (ii) the issuance and sale of $6,000,000,000 aggregate principal amount of its Senior Floating Rate Notes due 2015, 8 1/4% Senior Notes due 2015 and 8 3/8% Senior Notes due 2017 (collectively, the “Notes”) in connection with the Merger and (iii) the new credit agreements relating to (A) a $2.5 billion Tranche A term loan facility, (B) a $7.5 billion Tranche B term loan facility and (C) a $1.0 billion revolving credit facility (the “Credit Agreements”), entered into by the Company in connection with the issuance of the Notes and the Merger, since the date of the most recent financial statements of the Company included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus, (x) except for the redemption of the Company’s 7.20% Senior Notes due 2026, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries, or, except for dividends paid or to be paid on the Company’s outstanding shares of 5 1/2% Convertible Perpetual Preferred Stock and the Company’s common stock, any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries, taken as a whole; (y) neither the Company nor any of its subsidiaries has entered into any transaction or agreement that is material to the Company and its subsidiaries, taken as a whole, or incurred any liability or obligation, direct or contingent, that is material to the Company and its subsidiaries, taken as a whole; and (z) neither the Company nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Registration Statement, the Time of Sale Information and the Prospectus.

     (h) No Phelps Dodge Material Adverse Change. Except for the Merger and the execution of the Credit Agreement, since the date of the most recent financial statements of Phelps Dodge included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus, (i) there has not been any change in the capital stock or long-term debt of Phelps Dodge or any of its subsidiaries, or any dividend or distribution of any kind declared, set aside for payment, paid or made by Phelps Dodge on any class of capital stock, or any material adverse change, or any development involving prospective material adverse change, in or affecting the business, properties, management, financial position, results of operations or prospects of Phelps Dodge and its subsidiaries, taken as whole; (ii) neither Phelps Dodge nor any of its subsidiaries has entered into any transaction or agreement that is material to Phelps Dodge and its subsidiaries, taken as whole, or incurred any liability or obligation, direct or contingent, that is material to Phelps Dodge and its subsidiaries, taken as whole; and (iii) neither Phelps Dodge nor any of its subsidiaries has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority, except in each case as otherwise disclosed in the Registration Statement, the Time of Sale Information and the Prospectus.

     (i) Organization and Good Standing. The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, results of operations or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”). The subsidiaries listed in Schedule 2 to this Agreement are the only significant subsidiaries of the Company.

     (j) Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Capitalization”; all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-

emptive or similar rights; except as described in or expressly contemplated by the Time of Sale Information and the Prospectus, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company or any of its subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock of the Company or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock of the Company conforms in all material respects to the description thereof contained in the Registration Statement, the Time of Sale Information and the Prospectus; and all the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable (except, in the case of any foreign subsidiary, for directors’ qualifying shares) and are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party (except as otherwise described in the Registration Statement, the Time of Sale Information and the Prospectus).

     (k) Due Authorization. The Company has full right, power and authority to execute and deliver this Agreement and perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken.

     (l) Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

     (m) Descriptions of this Agreement. This Agreement conforms in all material respects to the description thereof contained in the Registration Statement.

     (n) The Shares. The Shares to be issued and sold by the Company hereunder have been duly authorized by the Company and, when issued and delivered and paid for as provided herein, will be duly and validly issued and will be fully paid and nonassessable and will conform to the descriptions thereof in the Time of Sale Information and the Prospectus; the Shares and all other shares of outstanding capital stock of the Company are consistent with the information in the Time of Sale Information and conform to the description thereof contained in the Prospectus; and the shareholders of the Company do not have any preemptive or similar rights with respect to the Shares.

     (o) No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (p) No Conflicts. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and compliance by the Company with the terms hereof and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (q) No Consents Required. No consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by this Agreement, except for those that have been obtained and for the registration of the Shares under the Securities Act and such consents, approvals, authorizations, orders and registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and distribution of the Shares by the Underwriters.

     (r) Legal Proceedings. Except as described in the Registration Statement, the Time of Sale Information and the Prospectus, there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is or may be a party or to which any property of the Company or any of its subsidiaries is or may be the subject that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; no such investigations, actions, suits or proceedings are threatened or, to the best knowledge of the Company, contemplated by any governmental or regulatory authority or threatened by others; and (i) there are no current or pending legal, governmental or regulatory actions, suits or proceedings that are required under the Securities Act to be described in the Registration Statement or the Prospectus that are not so described in the Registration Statement, the Time of Sale Information and the Prospectus and (ii) there are no statutes, regulations or contracts or other documents that are required under the Securities Act to be filed as exhibits to the Registration Statement or described in the Registration Statement or the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the Time of Sale Information and the Prospectus.

     (s) Independent Accountants. Ernst & Young LLP, who have certified certain financial statements of the Company and its subsidiaries are independent public accountants with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and as required by the Securities Act. PricewaterhouseCoopers LLP, who have certified certain financial statements of Phelps Dodge and its subsidiaries, are independent public accountants with respect to Phelps Dodge and its subsidiaries within the applicable rules and regulations adopted by the Commission and the PCAOB and as required by the Securities Act.

     (t) Title to Real and Personal Property. The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (u) Title to Intellectual Property. The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct, in all material respects, of their respective businesses; and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, and the Company and its subsidiaries have not received any notice of any claim of infringement or conflict with any such rights of others.

     (v) No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders or other affiliates of the Company or any of its subsidiaries, on the other, that is required by the Securities Act to be described in the Registration Statement and the Prospectus and that is not so described in such documents and in the Time of Sale Information.

     (w) Investment Company Act. Neither the Company nor any of its subsidiaries is, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Registration Statement, the Time of Sale Information and the Prospectus, will not be an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Investment Company Act”).

     (x) Taxes. The Company and its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed or have requested extensions of the filing deadlines therefore, except in any case where the failure to so file could not reasonably be expected to have a Material Adverse Effect; the Company and its subsidiaries have paid all federal, state, local and foreign taxes required to be paid through the date hereof, except any such taxes that are being contested in good faith by appropriate proceedings and for which the Company, to the extent required by GAAP, has set aside on its books adequate reserves; and except as otherwise disclosed in the Registration Statement, the Time of Sale Information and the Prospectus, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets, except those as would not, individually or in the aggregate, have a Material Adverse Effect.

     (y) Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Registration Statement, the Time of Sale Information and the Prospectus, except where the failure to possess or make the same could not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect; and except as described in the Registration Statement, the Time of Sale Information and the Prospectus, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

     (z) No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the best knowledge of the Company, is contemplated or threatened, except for those as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (aa) Compliance With Environmental Laws. (i) The Company and its subsidiaries (x) are, and at all prior times were, in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions and orders relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and (ii) except as described in each of the Time of Sale Information and the Prospectus, there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except in the case of each of (i) and (ii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, have a Material Adverse Effect.

     (bb) Compliance With ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each, a “Plan”) has been maintained in material compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no “accumulated funding deficiency” as defined in Section 412 of the Code, whether or not waived, has occurred or is reasonably expected to occur; (iv) the fair market value of the assets of each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, except for any reportable event as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (vi) neither the Company nor any member of its Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the PBGC, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA), except for any reportable event as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (cc) Disclosure Controls. The Company and its subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

     (dd) Accounting Controls. The Company and its subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Registration Statement, the Time of Sale Information and the Prospectus, there are no material weaknesses in the Company’s internal controls.

     (ee) Insurance. The Company and its subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the Company believes in its reasonable judgment are adequate to protect the Company and its subsidiaries and their respective businesses; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

     (ff) No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

     (gg) Compliance with Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

     (hh) Compliance with OFAC. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

     (ii) No Restrictions on Subsidiaries. No subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such subsidiary’s capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary’s properties or assets to the Company or any other subsidiary of the Company, except, in each case, as described in the Registration Statement, the Time of Sale Information and the Prospectus.

     (jj) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that could reasonably be expected to give rise to a valid claim against the Company or any of its subsidiaries or any Underwriter for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

     (kk) No Registration Rights. No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Shares.

     (ll) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

     (mm) Margin Rules. Neither the issuance, sale and delivery of the Shares nor the application of the proceeds thereof by the Company as described in the Registration Statement, the Time of Sale Information and the Prospectus will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

     (nn) Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

     (oo) Statistical and Market Data. Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

     (pp) Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

     (qq) Status under the Securities Act. The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Securities Act, in each case at the times specified in the Securities Act in connection with the offering of the Shares. The Company has paid the registration fee for this offering pursuant to Rule 457 under the Securities Act.

     4. Further Agreements of the Company. The Company covenants and agrees with each Underwriter that:

     (a) Required Filings. The Company will file the final Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430A, 430B or 430C under the Securities Act, will file any Issuer Free Writing Prospectus (including the Term Sheet in the form of Annex B hereto) to the extent required by Rule 433 under the Securities Act; and will file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is required in connection with the offering or sale of the Shares; and the Company will furnish copies of the Prospectus and each Issuer Free Writing Prospectus (to the extent not previously delivered) to the Underwriters in New York City prior to 10:00 A.M., New York City time, on the business day next succeeding the date of this Agreement in such quantities as the Representatives may reasonably request.

     (b) Delivery of Copies. The Company will deliver, without charge, (i) to the Representatives, two conformed copies of the Registration Statement as originally filed and each amendment thereto, in each case including all exhibits and consents filed therewith and documents incorporated by reference therein; and (ii) to each Underwriter during the Prospectus Delivery Period (as defined below), as many copies of the Prospectus (including all amendments and supplements thereto and documents incorporated by reference therein) and each Issuer Free Writing Prospectus as the Representatives may reasonably request. As used herein, the term “Prospectus Delivery Period” means such period of time after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters a prospectus relating to the Shares is required by law to be delivered (or required to be delivered but for Rule 172 under the Securities Act) in connection with sales of the Shares by any Underwriter or dealer.

     (c) Amendments or Supplements; Issuer Free Writing Prospectuses. Before making, preparing, using, authorizing, approving, referring to or filing any Issuer Free Writing Prospectus, and before filing any amendment or supplement to the Registration Statement or the Prospectus, in each case, prior to the end of the Prospectus Delivery Period, (other than annual or quarterly reports required to be filed under the Exchange Act or prospectuses relating to securities (other than the Shares) filed pursuant to Rule 424 of the Securities Act), the Company will furnish to the Representatives and counsel for the Underwriters a copy of the proposed Issuer Free Writing Prospectus, amendment or supplement for review and will not make, prepare, use, authorize, approve, refer to or file any such Issuer Free Writing Prospectus or file any such proposed amendment or supplement to which the Representatives reasonably object.

     (d) Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing, upon the occurrence of any of the following events during the Prospectus Delivery Period: (i) when the Registration Statement has become effective; (ii) when any amendment to the Registration Statement has been filed or becomes effective; (iii) when any supplement to the Prospectus or any amendment to the Prospectus or any Issuer Free Writing Prospectus has been filed; (iv) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or the receipt of any comments from the Commission relating to the Registration Statement or any other request by the Commission for any additional information; (v) of the issuance by the Commission of any order suspending the effectiveness of the Registration Statement or preventing or suspending the use of any Preliminary Prospectus or the Prospectus or the initiation or threatening of any proceeding for that purpose or pursuant to Section 8A of the Securities Act; (vi) of the occurrence of any event within the Prospectus Delivery Period as a result of which the Prospectus, the Time of Sale Information or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the Time of Sale Information or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading; (vii) of the receipt by the Company of any notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act; and (viii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification of the Shares and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

     (e) Time of Sale Information. If at any time prior to the Closing Date or any Additional Closing Date, as the case may be, (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission (to the extent required) and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that any of the Time of Sale Information will comply with law.

     (f) Ongoing Compliance. If during the Prospectus Delivery Period (i) any event shall occur or condition shall exist as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Prospectus to comply with law, the Company will immediately notify the Underwriters thereof and forthwith prepare and, subject to paragraph (c) above, file with the Commission and furnish to the Underwriters and to such dealers as the Representatives may designate, such amendments or supplements to the Prospectus (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Prospectus as so amended or supplemented (including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

     (g) Blue Sky Compliance. The Company will qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Shares; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

     (h) Earning Statement. The Company will make generally available to its security holders and the Representatives as soon as practicable an earning statement that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the “effective date” (as defined in Rule 158) of the Registration Statement.

     (i) Clear Market. For a period of 90 days after the date of the public offering of the Shares, the Company will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the Representatives, other than (A) the Shares to be sold hereunder or (B) the issuance by the Company of any shares of common stock upon the exercise of options or the conversion of securities outstanding on the date hereof or issued pursuant to any employee stock option plan, non-employee director stock plan or dividend reinvestment plan.

     (j) Use of Proceeds. The Company will apply the net proceeds from the sale of the Shares as described in the Registration Statement, the Time of Sale Information and the Prospectus under the heading “Use of Proceeds”.

     (k) No Stabilization. Neither the Company nor any of its subsidiaries will take, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Shares.

     (l) Exchange Listing. The Company will use its best efforts to list, subject to notice of issuance, the Shares on the New York Stock Exchange (the “Exchange”).

     (m) Record Retention. The Company will, pursuant to reasonable procedures developed in good faith, retain copies of each Issuer Free Writing Prospectus that is not filed with the Commission in accordance with Rule 433 under the Securities Act.

     5. Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

     (a) It has not and will not use, authorize use of, refer to, or participate in the planning for use of, any “free writing prospectus”, as defined in Rule 405 under the Securities Act (which term includes use of any written information furnished to the Commission by the Company and not incorporated by reference into the Registration Statement and any press release issued by the Company) other than (i) a free writing prospectus that, solely as a result of use by such Underwriter, would not trigger an obligation to file such free writing prospectus with the Commission pursuant to Rule 433, (ii) any Issuer Free Writing Prospectus listed on Annex A or prepared pursuant to Section 3(c) or Section 4(c) above (including any electronic road show), or

(iii) any free writing prospectus prepared by such Underwriter and approved by the Company in advance in writing (each such free writing prospectus referred to in clauses (i) or (iii), an “Underwriter Free Writing Prospectus”). Notwithstanding the foregoing, the Underwriters may use the term sheet substantially in the form of Annex B hereto without the consent of the Company.

     (b) It is not subject to any pending proceeding under Section 8A of the Securities Act with respect to the offering (and will promptly notify the Company if any such proceeding against it is initiated during the Prospectus Delivery Period).

     6. Conditions of Underwriters’ Obligations. The obligation of each Underwriter to purchase the Underwritten Shares on the Closing Date or the Option Shares on any Additional Closing Date, as the case may be, as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

     (a) Registration Compliance; No Stop Order. No order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose, pursuant to Rule 401(g)(2) or pursuant to Section 8A under the Securities Act shall be pending before or threatened by the Commission; the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Securities Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Securities Act) and in accordance with Section 4(a) hereof; and all requests by the Commission for additional information shall have been complied with to the reasonable satisfaction of the Representatives.

     (b) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date or any Additional Closing Date, as the case may be; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date or any Additional Closing Date, as the case may be.

     (c) No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded any securities or preferred stock of or guaranteed by the Company by any “nationally recognized statistical rating organization”, as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of any securities or preferred stock issued or guaranteed by the Company (other than an announcement with positive implications of a possible upgrading).

     (d) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, no event or condition of a type described in Section 3(g) or Section 3(h) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (excluding any amendment or supplement thereto) and the effect of which in the reasonable judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date or any Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

     (e) Officer’s Certificate. The Representatives shall have received on and as of the Closing Date or any Additional Closing Date, as the case may be, a certificate of an executive officer of the Company who has specific knowledge of the Company’s financial matters and is satisfactory to the Representatives (i) confirming that such officer has carefully reviewed the Registration Statement, the Time of Sale Information and the Prospectus and, to the best knowledge of such officer, the representations set forth in Sections 3(b) or 3(d) hereof are true and correct, (ii) confirming that the other representations and warranties of the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraphs (a), (c) and (d) above.

     (f) Comfort Letters. On the date of this Agreement and on the Closing Date or any Additional Closing Date, as the case may be, Ernst & Young LLP, who have certified certain financial statements of the Company and its subsidiaries, and PricewaterhouseCoopers LLP, who have certified certain financial statements of Phelps Dodge and its subsidiaries, shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus; provided, that the letter delivered on the Closing Date or any Additional Closing Date, as the case may be shall use a “cut-off” date no more than three business days prior to the Closing Date or such Additional Closing Date, as the case may be.

     (g) Opinion and 10b-5 Statement of Counsel for the Company. (i) Davis Polk & Wardwell, counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion, dated the Closing Date or any Additional Closing Date, as the case may be, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex C-1 hereto.

     (ii) Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., counsel to the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date or any Additional Closing Date, as the case may be, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex C-2 hereto.

     (iii) Dave Colton, General Counsel for the Company, shall have furnished to the Representatives, at the request of the Company, his written opinion, dated the Closing Date or any Additional Closing Date, and addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex C-3 hereto.

     (h) Opinion and 10b-5 Statement of Counsel for the Underwriters. The Representatives shall have received on and as of the Closing Date or any Additional Closing Date, as the case may be, the written opinion and 10b-5 statement of Cravath, Swaine & Moore LLP, counsel for the Underwriters, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

     (i) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date or any Additional Closing Date, as the case may be, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date or any Additional Closing Date, as the case may be, prevent the issuance or sale of the Shares.

     (j) Good Standing. The Representatives shall have received on and as of the Closing Date or any Additional Closing Date, as the case may be, satisfactory evidence of the good standing of the Company and its subsidiaries in their respective jurisdictions of organization and their good standing in such other jurisdictions as the Representatives may reasonably request, in each case in writing or any standard form of telecommunication from the appropriate governmental authorities of such jurisdictions.

     (k) Exchange Listing. The Shares to be delivered on the Closing Date or any Additional Closing Date, as the case may be, shall have been approved for listing on the Exchange, subject to official notice of issuance.

     (l) Lock-up Agreements. The “lock-up” agreement, substantially in the form of Exhibit A hereto, between you and each of the Chairman of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company, relating to sales and certain other dispositions of Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Closing Date or any Additional Closing Date, as the case may be.

     (m) Additional Documents. On or prior to the Closing Date or any Additional Closing Date, as the case may be, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

     All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

     7. Indemnification and Contribution.

     (a) Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, not misleading, (ii) or any untrue statement or alleged untrue statement of a material fact contained in the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use therein.

     (b) Indemnification of the Company. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Underwriter furnished to the Company in writing by such Underwriter through the Representatives expressly for use in the Registration Statement, the Prospectus (or any amendment or supplement thereto), any Issuer Free Writing Prospectus or any Time of Sale Information, it being understood and agreed upon that the only such information consists of the following the statements concerning the Underwriters contained in the first and second sentences of the fifth paragraph, the thirteenth paragraph and the fourteenth paragraph, in each case, under the caption “Underwriters”.

     (c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under paragraph (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under paragraph (a) or (b) above. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by the Representatives and any such separate firm for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

     (d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other, from the offering of the Shares or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Underwriters, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other, shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Shares and the total underwriting discounts and commissions received by the Underwriters in connection therewith, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate offering price of the Shares. The relative fault of the Company, on the one hand, and the Underwriters, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (e) Limitation on Liability. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Shares exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

     (f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.

     8. Effectiveness of Agreement. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.

     9. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date or, in the case of the Option Shares, prior to any Additional Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange or the over-the-counter market; (ii) trading of any securities issued or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market; (iii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Shares on the Closing Date or any Additional Closing Date, as the case may be, on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus.

     10. Defaulting Underwriter. (a) If, on the Closing Date or any Additional Closing Date, as the case may be, any Underwriter defaults on its obligation to purchase the Shares that it has agreed to purchase hereunder on such date, the non-defaulting Underwriters may in their discretion arrange for the purchase of such Shares by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Underwriter, the non-defaulting Underwriters do not arrange for the purchase of such Shares, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Underwriters to purchase such Shares on such terms. If other persons become obligated or agree to purchase the Shares of a defaulting Underwriter, either the non-defaulting Underwriters or the Company may postpone the Closing Date or any Additional Closing Date, as the case may be, for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Underwriters may be necessary in the Registration Statement and the Prospectus or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Registration Statement and the Prospectus that effects any such changes. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 10, purchases Shares that a defaulting Underwriter agreed but failed to purchase.

     (b) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate number of Shares that remain unpurchased on the Closing Date or any Additional Closing Date, as the case may be does not exceed one-eleventh of the aggregate number of Shares to be purchased on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Shares that such Underwriter agreed to purchase hereunder on such date plus such Underwriter’s pro rata share (based on the number of Shares that such Underwriter agreed to purchase on such date) of the Shares of such defaulting Underwriter or Underwriters for which such arrangements have not been made.

     (c) If, after giving effect to any arrangements for the purchase of the Shares of a defaulting Underwriter or Underwriters by the non-defaulting Underwriters and the Company as provided in paragraph (a) above, the aggregate number of Shares that remain unpurchased on the Closing Date or any Additional Closing Date, as the case may be, exceeds one-eleventh of the aggregate number of Shares to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement or, with respect to any Additional Closing Date, the obligation of the Underwriters to purchase Shares on any Additional Closing Date, as the case may be, shall terminate without liability on the part of the non-defaulting Underwriters. Any termination of this Agreement pursuant to this Section 10 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 11 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

     (d) Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the Company or any non-defaulting Underwriter for damages caused by its default.

     11. Payment of Expenses. (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Shares and any taxes payable in that connection; (ii) the costs incident to the preparation, printing and filing under the Securities Act of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and the Prospectus (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the costs of reproducing and distributing this Agreement; (iv) any fees charged by rating agencies for rating the Shares; (v) the fees and expenses of the Company’s counsel and independent accountants; (vi) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Shares under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Underwriters); (vii) the cost of preparing stock certificates; (viii) the costs and charges of any transfer agent and any registrar; (ix) all expenses and application fees incurred in connection with any filing with, and clearance of the offering by, the National Association of Securities Dealers, Inc.; (x) all expenses incurred by the Company in connection with any “road show” presentation to potential investors; and (xi) all expenses and application fees related to the listing of the Shares on the Exchange.

     (b) If (i) this Agreement is terminated pursuant to Section 9, (ii) the Company for any reason fails to tender the Shares for delivery to the Underwriters or (iii) the Underwriters decline to purchase the Shares for any reason permitted under this Agreement, the Company agrees to reimburse the Underwriters for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Underwriters in connection with this Agreement and the offering contemplated hereby.

     12. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and any controlling persons referred to herein, and the affiliates of each Underwriter referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Shares from any Underwriter shall be deemed to be a successor merely by reason of such purchase.

     13. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Underwriters contained in this Agreement or made by or on behalf of the Company or the Underwriters pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Underwriters.

     14. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (d) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

     15. Miscellaneous. (a) Authority of the Representatives. Any action by the Underwriters hereunder may be taken by Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, and any such action taken by Merrill Lynch, Pierce, Fenner & Smith Incorporated shall be binding upon the Underwriters.

     (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Underwriters shall be given to the Representatives c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080 (fax: 212-449-3207); Attention: Global Origination Counsel. Notices to the Company shall be given to it at 1615 Poydras Street, New Orleans, Louisiana (fax: 504-582-4290); Attention: Kathleen L. Quirk.

     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     (d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

     (e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

     (f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

     If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk

	Title:	Executive Vice President, Chief
Financial Officer & Treasurer
Accepted: March 22, 2007

MERRILL LYNCH & CO.
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED
J.P. MORGAN SECURITIES INC.

For themselves and on behalf of the
several Underwriters listed
in Schedule 1 hereto.

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By	/s/ Fred Fiddle

Authorized Signatory

By:	J.P. MORGAN SECURITIES INC.

By	/s/ Eddy Allegaert

Authorized Signatory

Schedule 1

Underwriter	Number of Shares

Merrill Lynch, Pierce, Fenner & Smith
Incorporated	16,400,000
J.P. Morgan Securities Inc.	16,400,000
Morgan Stanley & Co. Incorporated	4,100,000
UBS Securities LLC	3,280,000
HSBC Securities (USA) Inc.	410,000
Scotia Capital (USA) Inc.	410,000

Total	41,000,000

Schedule 2

Significant Subsidiaries

Freeport-McMoRan Copper & Gold Inc.

Atlantic Copper, S.A.
FM Services Company
PT Freeport Indonesia
PT Irja Eastern Minerals
PT Puncakjaya Power

Phelps Dodge Corporation

Cyprus Amax Minerals Company
PD Candelaria, Inc.
Phelps Dodge Morenci, Inc.

ANNEX A

(a)	Additional Time of Sale Information

	1.	Term sheet containing the terms of the Shares substantially in the form of Annex B.

ANNEX B

Filed Pursuant to Rule 433
Registration No. 333-140997

Pricing Term Sheet
March 22, 2007

FREEPORT-MCMORAN COPPER & GOLD INC. (the “Company”)

Pricing Term Sheet

     The following information supplements the Preliminary Prospectus Supplement for the offering of Mandatory Convertible Preferred Stock and the Preliminary Prospectus Supplement for the offering of Common Stock, each dated March 19, 2007, filed pursuant to Rule 424(b) under the Securities Act, Registration Statement No. 333-140997.

6.75% Mandatory Convertible Preferred Stock Offering

Title of securities: Aggregate amount offered: Shares issued: Liquidation preference per share: Overallotment option: Price to public: Annual dividend rate:

6.75% Mandatory Convertible Preferred Stock

$2,500,000,000 of liquidation preference

25,000,000

$100.00

3,750,000 shares

100% of liquidation preference

6.75% per share on the liquidation preference of $100.00 per share ($6.75 per annum)

First dividend date:	August 1, 2007

Expected amount of first dividend payment per share:	$2.30625

Dividend cap trigger price: Mandatory conversion date: Threshold appreciation price:	$20.42 May 1, 2010 $73.50 (represents an approximately 20% appreciation over the initial price)

Conversion rate:

If the applicable market value of shares of the Company’s common stock is equal to or greater than $73.50 (the “threshold appreciation price”), then the conversion rate will be 1.3605 shares of the Company’s common stock per share of mandatory convertible preferred stock (the “minimum conversion rate”), which is equal to $100.00 divided by the threshold appreciation price.

If the applicable market value of shares of the Company’s common stock is less than the threshold appreciation price, but greater than $61.25 (the “initial price”), then the conversion rate will be $100.00 divided by the applicable market value.

If the applicable market value of shares of the Company’s common stock is less than or equal to the initial price, then the conversion rate will be 1.6327 shares of the Company’s common stock per share of the Company’s mandatory convertible preferred stock (the “maximum conversion rate”), which is equal to $100.00 divided by the initial price.

Conversion at option of the holder:

Other than during the cash acquisition conversion period, holders of the mandatory convertible preferred stock will have the right to convert the mandatory convertible preferred stock, in whole or in part, at any time prior to the mandatory conversion date, into shares of common stock at the minimum conversion rate of 1.3605 shares of common stock per share of mandatory convertible preferred stock, subject to anti-dilution adjustments.

Cash acquisition conversion rate:	The following table sets forth the cash acquisition conversion rate per share of mandatory convertible preferred stock for each hypothetical stock price and effective date set forth below:

Stock Price on Effective Date

Effective
Date	$20.00	$30.00	$40.00	$50.00	$61.25	$67.38	$73.50	$80.00	$90.00	$100.00	$125.00	$150.00	$300.00

March 28,
2007	1.3050	1.3652	1.3726	1.3658	1.3554	1.3502	1.3457	1.3416	1.3368	1.3334	1.3291	1.3281	1.3347

May 1, 2008	1.4252	1.4606	1.4508	1.4281	1.4026	1.3907	1.3806	1.3717	1.3611	1.3536	1.3436	1.3403	1.3435

May 1, 2009	1.5291	1.5508	1.5363	1.4993	1.4529	1.4306	1.4117	1.3954	1.3772	1.3653	1.3520	1.3489	1.3517

May 1, 2010	1.6327	1.6327	1.6327	1.6327	1.6327	1.4842	1.3605	1.3605	1.3605	1.3605	1.3605	1.3605	1.3605

If the stock price is in excess of $300.00 per share, then the cash acquisition conversion rate will be the minimum conversion rate, subject to adjustment. If the stock price is less than $20.00 per share, then the cash acquisition conversion rate will be the maximum conversion rate, subject to adjustment.

Cash acquisition dividend make-whole payment:

For any shares of mandatory convertible preferred stock that are converted during the cash acquisition conversion period, in addition to the shares of common stock issued upon conversion, the Company must, in its sole discretion, either (a) pay holders cash, to the extent it is legally permitted to do so, the sum of (1) an amount equal to any accumulated and unpaid dividends on the mandatory convertible preferred stock, whether or not declared, and (2) the present value of all remaining dividend payments on the mandatory convertible preferred stock through and including the mandatory conversion date, in each case, out of legally available assets (the “cash acquisition dividend make-whole amount”), or (b) increase the number of shares of common stock to be issued on conversion by an amount equal to the cash acquisition dividend make-whole amount, divided by the stock price of shares of the Company’s common stock; provided that, in no event shall the Company increase the number of shares of common stock to be issued in excess of the amount equal to the cash acquisition dividend make-whole amount divided by $20.42, subject to adjustments in the same manner as each fixed conversion rate. The Company may make the election to pay cash or increase the conversion rate, in whole or in part. The present value of the remaining dividend payments will be computed using a discount rate equal to 7.00%.

Net proceeds of the mandatory convertible preferred stock offering after underwriters’ discount (assuming full exercise of the underwriters’ overallotment option):	Approximately $2.8 billion

Use of proceeds:	The Company intends to use the net proceeds from this offering to repay outstanding indebtedness under (a) its Tranche A term loan facility and (b) its Tranche B term loan facility. The Tranche A term loan facility and the Tranche B term loan facility were used to fund a portion of the acquisition and related transaction costs.

Underwriters’ discount: Trade date: Settlement date: CUSIP:	2.50% March 22, 2007 March 28, 2007 35671D782

The mandatory preferred stock has been approved for listing on the NYSE under the symbol “FCXprM”, subject to official notice of issuance.

Common Stock Offering

Title of securities: Shares issued: Overallotment option: Price to public:	Common Stock 41,000,000 (100% primary) 6,150,000 share $61.25 per share

Outstanding common shares after offering
(assuming the exercise in full of the
underwriters’ overallotment option):

381,567,324 (based on the number of shares outstanding as of February 28, 2007, and excluding (a) 234,450 shares issuable upon conversion of the Company’s 7% convertible senior notes; (b) 23,272,163 shares issuable upon conversion of the Company’s 5.5% perpetual convertible preferred stock; (c) an aggregate of 8,087,689 shares issuable upon conversion of outstanding stock options and restricted stock units or the vesting of restricted stock awards and (d) 46,938,775 shares issuable upon conversion of the 6.75% mandatory convertible preferred stock, assuming the successful completion of the concurrent offering thereof and the exercise in full of the underwriters’ overallotment option)

Net proceeds of the common stock offering after underwriters’ discount (assuming full exercise of the underwriters’ overallotment option):	Approximately $2.8 billion

Use of proceeds:	The Company intends to use the net proceeds from this offering to repay outstanding indebtedness under (a) its Tranche A term loan facility and (b) its Tranche B term loan facility. The Tranche A term loan facility and the Tranche B term loan facility were used to fund a portion of the acquisition and related transaction costs.

Underwriters’ discount: Last sale (on March 22, 2007): Trade date: Settlement Date: CUSIP:	2.50% $61.91 March 22, 2007 March 28, 2007 35671D857

The issuer has filed a registration statement (including prospectus supplements) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus supplements and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the applicable offering will arrange to send you the applicable prospectus supplement if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-248-3580 or J.P. Morgan Securities Inc. at 1-866-430-0686.

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

March 22, 2007

Merrill Lynch, Pierce, Fenner & Smith
                      Incorporated
J.P. Morgan Securities Inc.
   as Representatives of the
   several Underwriters listed
   in Schedule 1 to th
   Underwriting Agreement
c/o Merrill Lynch, Pierce, Fenner & Smith
                             Incorporated
4 World Financial Center
250 Vesey Street
New York, New York 10080

          Re: Freeport-McMoRan Copper & Gold Inc. - Public Offerings

Ladies and Gentlemen:

     Each of the undersigned understands that you, as Representatives of the several Underwriters, propose to enter into (i) an Underwriting Agreement (the “Convertible Underwriting Agreement”) with Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Convertible Public Offering”) by the several Underwriters named in Schedule 1 to each of the Convertible Underwriting Agreement and the Common Underwriting Agreement (as defined below) (the “Underwriters”), of 25,000,000 shares of 6.75% Mandatory Convertible Preferred Stock of the Company (the “Convertible Securities”) and (ii) an Underwriting Agreement (the “Common Underwriting Agreement” and, together with the Convertible Underwriting Agreement, the “Underwriting Agreements”) with the Company, providing for the public offering (the “Common Public Offering” and, together with the Convertible Public Offering, the “Public Offerings”) by the Underwriters, of 41,000,000 shares of Common Stock (as defined below) of the Company (the “Common Securities” and, together with the Convertible Securities, the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

     In consideration of the Underwriters’ agreement to purchase and make the Public Offerings of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, each of the undersigned hereby agrees that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., on behalf of the Underwriters, the undersigned will not, during the period ending 90 days after the date of each of the prospectuses relating to the Public Offerings (collectively, the “Prospectuses”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any

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option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Securities or any shares of common stock, $0.10 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for the Securities or Common Stock (including without limitation, Securities and Common Stock that the undersigned owns or holds the power of disposition and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities or Common Stock; provided that, the undersigned, collectively, may sell up to an aggregate of one million shares of Common Stock.

     The foregoing sentence shall not apply to (a) transfers of shares of Common Stock or options to purchase the Common Stock made as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth herein, (b) transfers of shares of Common Stock or options to purchase Common Stock made to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (c) transfers of shares of Common Stock to the Company in satisfaction of any tax withholding obligation of the undersigned or in payment of the exercise price for any stock option exercised by the undersigned.

     In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

     Each of the undersigned hereby represents and warrants that he or she has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon his or her successors, assigns, heirs or personal representatives.

     Each of the undersigned understands that, if either of the respective Underwriting Agreements does not become effective, or if either of the respective Underwriting Agreements (other than the respective provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, he or she shall be released from all obligations under this Letter Agreement with respect to such Underwriting Agreement. Each of the undersigned understands that the Underwriters are entering into the Underwriting Agreements and proceeding with the Public Offerings in reliance upon this Letter Agreement.

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     This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

JAMES R. MOFFETT

By:

	Name:	James R. Moffett
	Title:	Chairman of the Board

RICHARD C. ADKERSON

By:

	Name:	Richard C. Adkerson
	Title:	Chief Executive Officer

KATHLEEN L. QUIRK

By:

	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief
Financial Officer & Treasurer